As filed with the Securities and Exchange Commission on September 28, 1998
================================================================================
                                                      Registration No. 333-07105
================================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                       ---------------------------------------
                        POST - EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ---------------------------------------



                             NationsBank Corporation
                  (To Be Renamed "BankAmerica Corporation")
             (Exact Name of Registrant as Specified in Its Charter)


              Delaware                       56-0906609
    (State or Other Jurisdiction         (I.R.S. Employer)
 of Incorporation or Organization)       Identification No.)

                             NationsBank Corporate Center
                                100 North Tryon Street
                         Charlotte, North Carolina 28255
                       (Address of Principal Executive Offices)

 -------------------------------------------------------------------------------


                     NationsBank Corporation 1996 Associates
                             Stock Option Award Plan


                               (Full Title of the Plan)
 -------------------------------------------------------------------------------

                              PAUL J. POLKING, ESQ.
                               Executive Vice President
                               and General Counsel
                             NationsBank Corporation
                             NationsBank Corporate Center
                                100 North Tryon Street
                         Charlotte, North Carolina 28255
                     (Name and Address of Agent for Service)

                                    (704) 386-5000
            (Telephone Number, Including Area Code, of Agent for Service)
 -------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-07105) (the "Registration Statement") is filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the "Securities Act"), to notify the Securities and Exchange Commission (the "Commission") that NationsBank Corporation, a North Carolina corporation ("NationsBank"), has been reincorporated from North Carolina to Delaware by forming a new, wholly owned Delaware subsidiary named NationsBank (DE) Corporation ("NationsBank (DE)"), having no assets or liabilities other than nominal assets or liabilities, and merging NationsBank with and into NationsBank (DE) (the "Reincorporation Merger"), with NationsBank (DE) as the surviving corporation in the Reincorporation Merger and being named "NationsBank Corporation." The Reincorporation Merger was consummated on September 25, 1998 in accordance with the terms and conditions of the Plan of Reincorporation Merger by and between NationsBank and NationsBank (DE), dated as of August 3, 1998 (the "Reincorporation Merger Agreement"). Pursuant to the Reincorporation Merger Agreement, NationsBank (DE) acquired all of the assets and assumed all the liabilities and obligations of NationsBank.

     In addition, NationsBank and BankAmerica Corporation, a Delaware corporation ("BankAmerica"), have entered into an Agreement and Plan of Reorganization, dated as of April 10, 1998, pursuant to which BankAmerica will merge with and into NationsBank (DE) (the "Merger"), with NationsBank (DE) as the surviving corporation in the Merger. Following the Merger, NationsBank (DE) will change its name to "BankAmerica Corporation." The Reincorporation
Merger and the Merger were approved by the shareholders of NationsBank at a Special Meeting of Shareholders held on September 24, 1998 for which proxies were solicited pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


      Subsequent to the Reincorporation Merger, shares of common stock of NationsBank issued pursuant to the NationsBank Corporation 1996 Associates Stock Option Award Plan (the "Plan") to which this Registration Statement relates shall be shares of common stock, par value $.01 per share, of NationsBank (DE), rather than shares of common stock of NationsBank.

      In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 1, NationsBank (DE) expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.

                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The documents constituting a Prospectus (a "Prospectus") with respect to this Post-Effective Amendment No. 1 to Form S-8 of NationsBank (DE) (the "Registrant") are kept on file at the offices of the Registrant in accordance with Rule 428 promulgated pursuant to the Securities Act. The Registrant will provide without charge to participants in the Plan, on the written or oral request of any such person, a copy of any or all of the documents constituting a Prospectus. Written requests for such copies should be directed to Charles J. Cooley, Principal Corporate Personnel Officer, NationsBank Corporation, NationsBank Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255. Telephone requests may be directed to (704) 386-5000.

                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following documents, which have been heretofore filed by the Registrant, a Delaware corporation, and its predecessor NationsBank, a North Carolina corporation, with the Commission pursuant to the Exchange Act, are incorporated by reference herein:

            (a) NationsBank's Annual Report on Form 10-K for the year ended December 31, 1997;

             (b) NationsBank's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and Current Reports on Form 8-K filed January 14, 1998, January 22, 1998, February 3, 1998, March 13, 1998, March 23,
1998, April 15, 1998, April 16, 1998, April 17, 1998 (as amended on April 24,
1998, May 18, 1998 and August 17, 1998), May 6, 1998, May 13, 1998, July 7,
1998, July 13, 1998, July 23, 1998, and the Registrant's Current Report on Form 8-K filed September 28, 1998; and


            (c) The description of the Registrant's Common Stock contained in the Registrant's Current Report on Form 8-K filed September 28, 1998, and any amendment or report filed for the purpose of updating such description.

      All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or register all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      The Registrant will provide without charge to each person to whom a Prospectus constituting a part of this Registration Statement is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Charles J. Cooley, Principal Corporate Personnel Officer, NationsBank Corporation, NationsBank Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255. Telephone requests may be directed to (704) 386-5000.

Item 5.  Interests of Named Experts and Counsel.

      The legality of the Registrant's Common Stock to be issued in connection with the Plan has been passed upon by Paul J. Polking, Esq., Executive Vice President and General Counsel of the Registrant. As of the date of this Post-Effective Amendment No. 1 on Form S-8, Mr. Polking beneficially owned an aggregate of approximately 137,000 shares of the Registrant's Common Stock.

Item 6.  Indemnification of Directors  and Officers.

      Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in accordance with the above standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the DGCL.

      Section 102(b)(7) of the DGCL provides that provisions in a corporation's certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) willful or negligent unlawful payment of a dividend or stock purchase or redemption; or (iv) any transaction from which the director derived an improper personal benefit.

      The Restated Certificate of Incorporation of the Registrant prevents the recovery by the Registrant of monetary damages against its directors to the fullest extent permitted by the DGCL. In accordance with the provisions of the DGCL, the Bylaws of the Registrant provide that, in addition to the indemnification of directors and officers otherwise provided by the DGCL, the Registrant shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director or officer to be in conflict with the best interests of the Registrant. Pursuant to such Bylaws and as authorized by statute, the Registrant may also maintain insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaws or otherwise.

      In addition, the Agreement and Plan of Reorganization by and between BankAmerica and NationsBank, dated as of April 10, 1998, providing for the Reincorporation Merger and the Merger (the "Merger Agreement"), provides that the Registrant will, for six years after the consummation of the Merger, indemnify directors, officers and employees of BankAmerica, NationsBank, or any of their respective subsidiaries against certain liabilities in connection with such persons' status as such or in connection with the Merger Agreement or any of the transactions contemplated thereby. Pursuant to the Merger Agreement, the Registrant will also, for six years after the consummation of the Merger and with respect to events occurring prior to the consummation of the Merger, honor all rights to indemnification and limitations of liability existing in favor of the foregoing persons as provided in the governing documents of NationsBank, BankAmerica or their respective subsidiaries.

      Pursuant to the Merger Agreement, for six years after the consummation of the Merger, the Registrant will also use its best efforts to cause the directors and officers of BankAmerica and NationsBank to be covered by a directors' and officers' liability insurance policy with respect to acts or omissions occurring prior to the consummation of the Merger.

      The foregoing is only a general summary of certain aspects of Delaware law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made.

Item 8.  Exhibits.

      The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.       Description of Exhibit
-----------       ----------------------

   5.1 Opinion of Paul J. Polking, Esq. as to the legality of the securities *

   23             Consent of PricewaterhouseCoopers LLP

   23.2           Consent of Ernst & Young LLP

   23.3           Consent of Paul J. Polking, Esq. (included in Exhibit 5.1) *

   24.1           Power of Attorney

   99.1           NationsBank Corporation 1996 Associates Stock Option Award
                  Plan *
----------------------
* Previously filed as an exhibit to the Registration Statement on Form S-8 to which this is Post-Effective Amendment No. 1

Item 9.  Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                  (i)   To  include   any   prospectus   required  by  Section
10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 1998.

                                    NATIONSBANK CORPORATION



                                    By:   /s/ Paul J. Polking
                                          -----------------------------
                                          Paul J. Polking
                                          Executive Vice President and
                                          General Counsel

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                                 Title                                  Date
      ---------                                 -----                                  ----


            *                 Chief Executive Officer and Director              September 28, 1998
--------------------------    (Principal Executive Officer)
Hugh L. McColl, Jr.


            *                 Vice Chairman and                                 September 28, 1998
------------------------      Chief Financial Officer and Director
James H. Hance, Jr.           (Principal Financial Officer)



            *                 Executive Vice President and                      September 28, 1998
------------------------      Chief Accounting Officer
Marc D. Oken                  (Principal Accounting Officer)


            *                 Chairman of the Board                             September 28, 1998
------------------------      and Director
Charles E. Rice


                              Director                                          September __, 1998
------------------------
Ray C. Anderson


            *                 Director                                          September 28, 1998
------------------------
Rita Bornstein


            *                 Director                                          September 28, 1998
------------------------
B. A. Bridgewater, Jr.


            *                 Director                                          September 28, 1998
------------------------
Thomas E. Capps


                                      II-6

            *                 Director                                          September 28, 1998
------------------------
Alvin R. Carpenter


            *                 Director                                          September 28, 1998
------------------------
Charles W. Coker


            *                 Director                                          September 28, 1998
------------------------
Thomas G. Cousins


            *                 Director                                          September 28, 1998
------------------------
Andrew B. Craig, III


            *                 Director                                          September 28, 1998
------------------------
Alan T. Dickson


            *                 Director                                          September 28, 1998
------------------------
Paul Fulton


            *                 Director                                          September 28, 1998
------------------------
C. Ray Holman


            *                 Director                                          September 28, 1998
------------------------
W. W. Johnson


            *                 President and Director                            September 28, 1998
------------------------
Kenneth D. Lewis


            *                 Director                                          September 28, 1998
------------------------
Russell W. Meyer, Jr.


            *                 Director                                          September 28, 1998
------------------------
Richard B. Priory


            *                 Director                                          September 28, 1998
------------------------
John C. Slane


            *                 Director                                          September 28, 1998
------------------------
O. Temple Sloan, Jr.


            *                 Director                                          September 28, 1998
------------------------
Meredith R. Spangler


                                      II-7

            *                 Director                                          September 28, 1998
------------------------
Albert E. Suter


            *                 Director                                          September 28, 1998
------------------------
Ronald Townsend


            *                 Director                                          September 28, 1998
------------------------
Jackie M. Ward


            *                 Director                                          September 28, 1998
------------------------
John A. Williams


                              Director                                          September __, 1998
------------------------
Virgil R. Williams



*By:  /s/ Charles M. Berger
      ---------------------
          Charles M. Berger
          Attorney-in-Fact

                                INDEX TO EXHIBITS
                                -----------------

Exhibit No.    Description of Exhibit
-----------    ----------------------

   5.1 Opinion of Paul J. Polking, Esq. as to the legality of the securities *

   23             Consent of PricewaterhouseCoopers LLP

   23.2           Consent of Ernst & Young LLP

   23.3           Consent of Paul J. Polking, Esq. (included in Exhibit 5.1) *

   24.1           Power of Attorney

   99.1           NationsBank Corporation 1996 Associates Stock Option Award
                  Plan *
----------------------
* Previously filed as an exhibit to the Registration Statement on Form S-8 to which this is Post-Effective Amendment No. 1